Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
STOCK REPURCHASE PROGRAM
     Houston, TEXAS (April 4, 2007) — Camden Property Trust (NYSE:CPT) today announced that its Board of Trust Managers has approved the repurchase of up to $250 million of its common shares. Shares may be acquired through open market purchases, block purchases and privately negotiated transactions at such times and in such amounts deemed appropriate by the Company.
     “We are pleased to have adopted a new stock repurchase program,” said Richard Campo, Camden’s Chairman and Chief Executive Officer. “Several years ago, Camden repurchased nearly $250 million of its common stock when we believed our shares were trading below net asset value. Having a new program in place will allow us to capitalize on any future repurchase opportunities that may arise.”
     The Company expects to fund any share repurchases with proceeds from asset sales and borrowings under its unsecured line of credit. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. Camden’s stock repurchase program has no expiration date and may be terminated at any time without prior notice.
     In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
     Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 187 properties containing 64,096 apartment homes geographically dispersed across the United States from Washington DC to Southern California. Upon completion of 13 properties under development, the Company’s portfolio will increase to 68,317 apartment homes in 200 properties.
     For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787, or access our website at www.camdenliving.com.

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